EMPLOYMENT AGREEMENT

THIS AGREEMENT by and between PharMerica Corporation and (hereinafter the "Company"), and James D. Glynn (the "Executive") is entered into on November 10, 2012 and effective on the closing date of that certain Agreement and Plan of Merger (the "Merger Agreement") by and among Pharmacy Corporation of America, Kodiak Merger Sub, Inc., Amerita, Inc. and the Stockholders' Representative (as defined therein) ("Start Date").
WHEREAS, the Company desires to employ the Executive, effective as of the Start Date, as the President of a direct or indirect subsidiary of the Company ("Subsidiary"), and the Executive desires to serve in that capacity, effective as of the Start Date;
WHEREAS, the Company will maintain its principle executive offices in Irvine, CA and has agreed that the Executive can perform his responsibilities to the Company in Irvine, CA.; and
WHEREAS, the Executive was a stockholder and employee of Amerita, Inc, which was indirectly purchased by Company.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.            Employment Period. The Company shall employ the Executive, either directly or , in its discretion,  through a Subsidiary, and the Executive shall serve the Company or any such Subsidiary, on the terms and conditions set forth in this Agreement, beginning on the Start Date and until that employment ceases as provided below in Section 4 (the "Employment Period").
2.            Position and Duties.
(a)            During the Employment Period, the Executive shall be employed as the President, subject to such changes in title as may be proposed by the Chief Executive Officer of the Company and consented to by the Executive.  The Executive shall report to the Chief Executive Officer of the Company and shall perform such duties for the Company as are related typically to the office of President, in the manner directed by the Chief Executive Officer of the Company, in his discretion. During the Employment Period, but excluding any periods of vacation and absence due to intermittent illness to which the Executive is entitled, and any services on corporate, civic or charitable boards or committees, lectures, speaking engagements or teaching engagements that are approved by the Executive's direct supervisor and that do not significantly interfere with the performance of the Executive's responsibilities to the Company or violating the provisions of Section 8, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company and the Executive shall use reasonable efforts to carry out all duties and responsibilities assigned to him faithfully and efficiently.
3.            Compensation.
            (a)            Base Salary. During the Employment Period, the Executive shall receive an annual base salary of $275,000.00 payable bi-weekly in accordance with the regular payroll practices of the Company.  The Executive's base salary shall be reviewed annually by the Chief Executive Officer of the Company, in accordance with the Company's standard practices for executives generally, and may be increased, but not decreased, as determined by the Chief Executive Officer of the Company, in the company's sole discretion, or by any person or persons to whom the Chief Executive Officer of the Company has delegated such authority.
(b)            Incentive Plans and Other Benefits. During the Employment Period: (i) the Executive shall be entitled to participate in any bonus, compensation, welfare benefit plans, retirement plans and incentive programs specifically established and/or maintained by the Company for the subsidiary or business unit of the Company that operates the former Amerita home infusion business; the only other Company bonus, compensation, incentive and retirement plan that the Executive shall be entitled to participate in shall be the PharMerica Corporation 401K plan; and (ii) the Executive shall be entitled to, and the Company shall provide the Executive with 4 weeks of paid Vacation during each calendar year pursuant to the Company's PTO policy.  Executive's initial short term incentive target is 50%.  Executive's initial long term incentive target is 100%. The terms (including, but not limited to, the vesting thereof) of any equity, equity based, synthetic equity based (including, but not limited to, phantom stock) or derivative security granted to Executive shall  be determined solely by the plan and grants documents pursuant to which such grant was made.
(c)            Expenses. During the Employment Period, the Executive shall be entitled to receive advancement or prompt reimbursement for all reasonable expenses incurred or anticipated to be incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.
4.            Termination of Employment.
(a)            Death or Disability. The Executive's employment and the Employment Period shall terminate automatically upon the Executive's death or long term Disability during the Employment Period.  "Disability" means a condition entitling the Executive to benefits under the Company's Long Term Disability Plan, policy or arrangement.
(b)            By the Company. The Company may terminate the Executive's employment under this Agreement during the Employment Period for Cause or without Cause.  "Cause" means:
(i)            the continued failure by the Executive to substantially perform his duties as contemplated by this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance by the Executive of a Notice of Termination for Good Reason) over a period of not less than thirty days after a demand for substantial performance is delivered to the Executive by the Company's Chief Executive Officer, which demand identifies the manner in which it is believed that the Executive has not substantially performed his duties;
(ii)            the willful misconduct of the Executive materially and demonstrably injurious to the Company (including, without limitation, any breach by the Executive of Section 8 of this Agreement); provided that no act or failure to act on the Executive's part will be considered willful if done, or omitted to be done, by him in good faith and with reasonable belief that his action or omission was in the best interest of the Company;
(iii)            the commission by or indictment of the Executive for a misdemeanor, which, as determined in good faith by the Company , constitutes a crime of moral turpitude and gives rise to material harm to the Company or to any subsidiary or affiliate of the Company;
(iv)            the commission by or indictment of the Executive for a felony (including, without limitation, any felony constituting a crime of moral turpitude); or
(v)            material breach by the Executive of the Executive's obligations under this Agreement.
(c)            By the Executive.  The Executive may terminate employment under this Agreement for Good Reason or without Good Reason.  "Good Reason" means:
(i)            any reduction in the Executive's base Salary, short term incentive bonus opportunity or long-term incentive opportunity;
(ii)            material failure by the Company to comply with any provision of Sections 2 and 3 of this Agreement, other than an isolated, insubstantial or inadvertent failure that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive;
(iii)            within 18 months following the Start Date, the Executive is required to relocate outside of Irvine, California; or
(iv)             a materially adverse change in the scope of the Executive's responsibilities.
5.            Notwithstanding the foregoing, "Good Reason" for purposes of Section 4(c)(i) shall not include a reduction in base salary, incentive bonus or long-term incentive opportunity if such reduction is coincident with a reduction applicable to all members of the senior management team of the Company or Subsidiary. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. Such Notice of Termination for Good Reason must be received by the Company no later than the 60th day after the event, or last in a series of events, that gives rise to Good Reason.  The Company shall have 20 days to remedy the conduct set forth in the Notice of Termination for Good Reason. A termination of employment by the Executive for Good Reason shall be effective on the 60th business day following the date when the Notice of Termination for Good Reason is given, unless the conduct set forth in the notice is remedied by the Company within the 20-day period.  A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company at least 30 days' advance written notice of the termination.
(a)            Date of Termination.  The "Date of Termination" means the date of the Executive's death, the date of the Executive's Disability, the date the termination of the Executive's employment under this Agreement by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason, as the case may be, is effective.  The Employment Period shall end on the Date of Termination.
6.            Obligations of the Company upon Termination.
(a)            By the Company Other Than for Cause; or By the Executive for Good Reason. If, during the Employment Period, the Company terminates the Executive's employment under this Agreement (other than for Cause) or the Executive terminates employment under this Agreement for Good Reason:
(1)            the Executive shall be entitled to (i) continued payment for 18 months after the Date of Termination of the Executive's current base salary (as in effect on the Date of Termination), and (ii) a bonus equal to the average of the annual bonuses earned by the Executive over the three complete years (or if less than three years, the average bonus earned during such shorter period) preceding the Date of Termination (that is, not including the bonus year that includes the Date of Termination) to be paid on the first business day at the conclusion of the one month period after the Date of Termination; and
(2)            for the 12-month period following the Date of Termination, the Executive will receive a  waiver of the applicable premium otherwise payable for COBRA continuation coverage for the Executive, his spouse and eligible dependents (to the extent covered on the Date of Termination) for health, prescription, dental and vision benefits; provided, however, that to the extent COBRA continuation coverage eligibility expires (unless such expiration is due to eligibility for other group health insurance or Medicare) before the end of such twelve month period, the Executive will receive payment, on an after-tax basis, of an amount equal to the premium the Company would have otherwise waived for COBRA coverage.  The obligations of the Company to provide benefits under this Section 5(a)(2) shall terminate on the date of occurrence of the first to occur of any of the following, if any of the following should occur prior to the end of the 12-month period: (i) the date of commencement of eligibility of the Executive under the group health plan of any other employer or (ii) the date of commencement of eligibility of the Executive for Medicare benefits.
The Executive, as set forth in Section 3(b) above, shall also become vested in any outstanding options, restricted stock units, synthetic stock (such as phantom stock) or other equity based incentive awards only to the extent provided for under the terms of the plan and grant documents governing such equity based incentive award.  The Company shall also pay, or cause to be paid, to the Executive, in a lump sum in cash within 30 days after the Date of Termination (or, in the case of the pro-rated Annual Bonus Amount, at the time such bonus would otherwise be paid), the Executive's accrued but unpaid cash compensation (the "Accrued Obligations"), which shall include but not be limited to, (W) the Executive's base salary through the Date of Termination that has not yet been paid (X) an amount representing a 100% target bonus for the Executive's salary grade for the year of termination, multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the "Annual Bonus Amount"), (Y) any accrued but unpaid vacation or PTO pay, and (Z) unreimbursed employee business expenses; provided, however, that the Company's obligation to make any payments, or cause any payments to be made, under this paragraph (a) shall also be conditioned upon the Executive's execution, and non-revocation, of a written release, substantially in the form attached hereto as Exhibit 1, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive's employment under this Agreement or the termination thereof (other than any entitlements under the terms of this Agreement to indemnification or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued and is due a benefit).
If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) and Income Tax Regulations under Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Date of Termination (the "New Payment Date"). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the termination date and the New Payment Date shall be paid to the Executive, without interest, in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
(b)            Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay the Accrued Obligations to the Executive or the Executive's estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination.  If the Executive's employment is terminated by reason of the Executive's death or Disability, the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has become entitled to a benefit.
(c)            By the Company for Cause; By the Executive Other than for Good Reason. If the Executive's employment is terminated by the Company for Cause during the Employment Period, or the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Executive, or shall cause the Executive to be paid, the Executive's base salary through the Date of Termination that has not been paid and the amount of any declared but unpaid bonuses, accrued but unpaid vacation or PTO pay, and unreimbursed employee business expenses, and the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has become entitled to a benefit.
            (d)            Termination Pursuant to a Change of Control. If there is a Change of Control, as defined in Section 5(d)(i) below, during the Employment Period, the provisions of this Section 5(d) shall apply and shall continue to apply throughout the remainder of the Employment Period. If, within one (1) year following a Change of Control, the Executive's employment is terminated by the Company or the Executive following the occurrence of any of the events listed in Section 5(d)(ii) below or if the Executive's employment is terminated without cause (in accordance with Section 5(a) above), the Company shall pay to the Executive (or the Executive's estate, if applicable) the payments described under Section 5(a); provided that the Company's obligation to make any payment, or to permit any vesting of outstanding options, restricted stock unit, synthetic stock ( such as phantom stock) or other equity based incentive award pursuant to the terms of the plan and grant documents under  which such grant was made, shall be conditioned upon the Executive's execution, and non-revocation, of a written release, substantially in the form attached hereto as Exhibit 1.
(i)            "Change of Control" shall mean the occurrence of one or more of the following events:
(A)            any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company, representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; or
(B)            persons who, as of the Effective Date, constituted the Company's Board of Directors (the "Incumbent Board") cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the Effective Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section 5(d), be considered a member of the Incumbent Board; or
(C)            the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than forty percent (40%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than forty percent (40%) of the combined voting power of the Company's then outstanding securities; or
(D)            the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.
(ii)            The events referred to in Section 5(d) above shall be as follows:
(A)            a reduction of the Executive's salary other than a reduction that (1) is based on the Company's financial performance or (2) is similar to the reduction made to the salaries provided to all or most other senior executives of the Company; or
 (B)            a significant change in the Executive's responsibilities and/or duties which constitutes, when compared to the Executive's responsibilities and/or duties before the Change of Control, a demotion; or
(C)            a material loss of title or office; or
(D)            the relocation of the offices at which the Executive is principally employed as of the Change of Control to a location more than fifty (50) miles from such offices, which relocation is not approved by the Executive.
The Executive shall provide the Company with reasonable notice and an opportunity to cure any of the events listed in Section 5(d)(ii) and shall not be entitled to compensation pursuant to this Section 5(d) unless the Company fails to cure within a reasonable period.
6.            Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive on or after the Date of Termination under any plan, policy, practice or program of, or any contract or agreement with, the Company shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.
7.            No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.
8.            Confidential Information; Non-solicitation; Non-competition.
(a)            The Executive agrees and acknowledges that by reason of his employment by and service to the Company, he will have access to, become exposed to and/or become knowledgeable about confidential information of the Company (the "Confidential Information") from time to time during the Employment Period, including, without limitation, proposals, plans, inventions, practices, systems, programs, processes, methods, techniques, research, records, supplier sources, customer lists and other forms of business information that are not known to the Company's competitors, are not recognized as being encompassed within standard business or management practices and/or are kept secret and confidential by the Company. Executive agrees that at no time during or after the Employment Period will he disclose or use the Confidential Information, except as may be required in the prudent course of business for the benefit of the Company. The Executive also agrees to be subject to the Company's Code of Ethics and Business Conduct as in effect from time to time during the Employment Period.
(b)            The Executive acknowledges that the Company is generally engaged in business throughout the United States. During the Executive's employment by the Company and 18 months after the Date of Termination or the expiration of the final Employment Period for any reason, the Executive shall not, without the Company's prior written consent, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any Competing Business.  A "Competing Business" is any person, company, partnership or entity that is engaged in (i) the sale, marketing, or provision of  infusion or pharmacy services, including but not limited to the provision of infused, injected or inhaled healthcare products to patients, to be administered at the patient's home or at an alternative clinical site or at hospitals, nursing homes, skilled nursing facilities, nursing facilities, mental health and other group homes, assisted living facilities, rehabilitation facilities, or other long-term care facilities  (ii) any business that has been reviewed with the Board of Directors for development to be owned or managed by the Company, and/or has been divested by the Company but as to which the Company has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph. During such 18 month period, the Executive also agrees to make himself reasonably available to the Company for consulting at a per diem rate that reflects his annual salary as in an effect prior to his termination of employment (plus reimbursement of the Executive's reasonable expenses).
(c)            The Executive also agrees that he will not, directly or indirectly, during the period described in paragraph (b) of this Section 8 induce any person who is an employee, officer, director, or agent of the Company, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any present or former employee or officer of the Company, including without limitation those who commence such positions with the Company after the Date of Termination.
(d)            The Executive will not, directly or indirectly during the 18 month period following the Date of Termination (i) solicit or accept business from, or become associated or affiliated with, or be employed by or act as a consultant to, (x) any client or customer of the Company or any prospective client or customer of the Company or (y) any hospital, nursing home, skilled nursing facility, nursing facility, mental health and other group home, assisted living facility, rehabilitation facility, or other long-term care facility or (z) person  providing or requiring  infused, injected or inhaled healthcare products; or (ii) cause a client or customer, or any prospective client or customer of the Company, to terminate or diminish or otherwise modify adversely its business relationship with the Company, without the prior written consent of the Company.
(e)            The Executive acknowledges and agrees that the restrictions contained in this Section 8 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach the provisions of this Section.  The Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult the Executive's own legal counsel in respect of this Agreement, (ii) the Executive has consulted with and been advised by his own counsel in respect of this Agreement, and (iii) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive's counsel.
(f) The Executive further acknowledges and agrees that the restrictions contained in this Section 8 will not be adequately compensated by monetary damages.  The Executive agrees that actual damage may be difficult to ascertain and that, in the event of any such breach, the Company shall be entitled to injunctive relief in addition to such other legal or equitable remedies as may be available to the Company.  In the event that the provisions of this Section 8 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law. In the event that Executive fails to comply with Section 8(b)- (d), Executive shall be entitled to no payment under Section 5 and any payments made under Section 5 shall be returned to the Company and/or its Subsidiaries.
(g)            To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the Executive agrees that suit may be brought, and that he consents to personal jurisdiction, in the federal or state courts of Jefferson County, Kentucky; consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.
(h)            For purposes of this Section 8, the term "Company" shall be deemed to include subsidiaries and affiliates of the Company.
(i)            The Executive agrees that during his employment he shall not use or disclose to the Company any confidential or proprietary information obtained in the course of employment with a prior employer.
(j)            The Executive agrees that the duration of the non-competition and non-solicitation obligations set forth in this Agreement shall be extended by the period of time in which the Executive is in breach of those obligations. The Executive further agrees that the duration of the non-competition and non-solicitation obligations in this Agreement shall be extended and their expirations tolled upon the filing of any lawsuit challenging the validity or enforceability of those obligations until the lawsuit is finally resolved and all rights of appeal have expired.
(k)            In the event that the provisions of this Agreement should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provisions shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law.  The Company expressly reserves the right to limit the scope of these covenants unilaterally to ensure enforcement. Asserting any claims against the Company will not relieve the Executive of obligations under this Agreement or constitute a defense to its enforcement.
9.            Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Louisville, Kentucky in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.
10.            Successors.  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.   The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
11.             Miscellaneous.
(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kentucky, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)            If a claim or action at law or in equity is commenced to enforce or interpret the terms of this Agreement, including any claim or action pursuant to Section 8, and such claim or action is determined by the presiding fact-finder to be unreasonable, the prevailing party shall be entitled to recover, in addition to any other relief, all attorney's fees incurred by such prevailing party.
(c)            All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive, to the address on file with the Company.

If to the Company:
PharMerica Corporation
1901 Campus Place, Louisville, KY 40299
 Attention: General Counsel
or to such other address as either party furnishes to the other in writing in accordance with this paragraph (c) of Section 11.  Notices and communications shall be effective when actually received by the addressee.
(d)            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
(e)            Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.
(f)            The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 5 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
(g)            Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute "nonqualified deferred compensation" within the meaning of Section 409A are intended to comply with Section 409A of the Code.  If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A will be achieved.
(h)            This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.
12.            The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations, including, but not by way of limitation, those rights and obligations set forth in Sections 3, 5, 6, 8, 9 and 12.
13.            In the event the Merger Agreement is terminated in accordance with its terms prior to the Closing (as defined in the Merger Agreement), then this Agreement immediately shall terminate and be null and void in all respects.
14.            Effective as of the Start Date, the Employment Agreement between Amerita, Inc. and Executive dated April 28, 2010 ("Pre-Acquisition Employment Agreement") shall terminate; provided however that Sections 8 through 14 of the Pre-Acquisition Employment Agreement shall survive such termination and the benefits under such Sections 8 through 14 thereof shall inure to the benefit of, and be enforceable by, the Company and the successor-in-interest to Amerita, Inc. (the "Successor Company"); provided further that the Company and the Successor Company shall have no liability to the Executive under the Pre- Acquisition Employment Agreement.
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IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the date first above written.
PHARMERICA CORPORATION
By:_________________________________
Name:_______________________________
Title:________________________________

EXECUTIVE
___________________________________
 James D. Glynn

EXHIBIT 1

SEPARATION OF EMPLOYMENT AGREEMENT
AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the "Agreement") is made as of this ___ day of __________, ____, by and between PharMerica Corporation (the "Company") and _______________ (the "Executive").

WHEREAS, Executive formerly was employed as ________;

            WHEREAS, Executive and Company entered into an Employment Agreement, dated _________ ____, ____, (the "Employment Agreement") which provides for certain severance benefits in the event that Executive's employment is terminated on account of a reason set forth in the Employment Agreement;

            WHEREAS, Executive and the Company mutually desire to terminate Executive's employment on an amicable basis, such termination to be effective _________ ____, ____ (the "Date of Resignation"); and

            WHEREAS, in connection with the termination of Executive's employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1.            (a)            Executive, for and in consideration of the commitments of the Company as set forth in Paragraph 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (each, a "Releasee" and collectively, "Releasees") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive's heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive's employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive's employment relationship with the Company and/or its predecessors, subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act ("OWBPA"), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Executive Retirement Income Security Act of 1974, the Fair Labor Standards Act ("FLSA"), the Kentucky Civil Rights Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.
(b)            To the fullest extent permitted by law, and subject to the provisions of Paragraph 10 below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive's behalf or on behalf of any other entity any claim for relief against the Company or any Releasee and, to the best of Executive's knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive's behalf; (ii) Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company's legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding and will not cause any other party to file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or against any Releasee in connection with any causes of action, suits, debts, claims or demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive's heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive's employment to the date of this Agreement. Executive waives his right to monetary or other recovery arising from any causes of action, suits, debts, claims or demands whatsoever in law or in equity pursued by any party against the Company or against any Releasee through any federal, state or local administrative court or agency on his behalf or on behalf of any other party in connection with any matter, cause or thing whatsoever, from the beginning of Executive's employment to the date of this Agreement.
(c)            Nothing in the Agreement will be deemed to release the Company from (i) claims solely to enforce this Agreement, or (ii) claims for payment or reimbursement pursuant to any employee benefit plan, policy or arrangement of the Company.  Executive represents that he is not currently aware of any claims that he has that arise out of any breach of any obligations owed to him by, or on behalf of, the Company or any Releasees in regard to any employee benefit plan subject to regulation under ERISA, or any other claim that is not waivable by law.
2.            (a)            In consideration of the commitments of the Company as set forth in Paragraph 5 of this Agreement, Executive agrees that during the 18 month period following the Date of Termination, Executive shall not, without the Company's prior written consent, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any Competing Business.  A "Competing Business" is any person, company, partnership or entity that is engaged in (i) the sale, marketing, or provision of infusion or pharmacy services, including but not limited to the provision of infused, injected or inhaled healthcare products to patients, to be administered at the patient's home or at an alternative clinical site or at hospitals, nursing homes, skilled nursing facilities, nursing facilities, mental health and other group homes, assisted living facilities, rehabilitation facilities, or other long-term care facilities or (ii) any business that has been reviewed with the Board of Directors for development to be owned or managed by the Company, and/or has been divested by the Company but as to which the Company has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph. During such 18  month period, Executive also agrees to make himself reasonably available to the Company for consulting at a per diem rate that reflects his annual salary as in an effect prior to his termination of employment (plus reimbursement of Executive's reasonable expenses).
(b)            Executive agrees and acknowledges that by reason of his employment by and service to the Company, Executive had access to, became exposed to and/or became knowledgeable about confidential information of the Company (the "Confidential Information"), including, without limitation, proposals, plans, inventions, practices, systems, programs, processes, methods, techniques, research, records, supplier sources, customer lists, the existence and substance of various investigations and related legal matters, the conduct and results of such investigations and related legal matters and other forms of business information that are not known to the Company's competitors, are not recognized as being encompassed within standard business or management practices and/or are kept secret and confidential by the Company. Executive agrees that at no time during or after the Date of Termination of employment with the Company will Executive disclose or use the Confidential Information.  Any failure by Executive to comply with the obligations in this subparagraph (b) shall constitute a material breach of this Agreement and shall entitle the Company to recover the special pay and benefits Executive received pursuant to this Agreement, and to any other damages to which the Company may be entitled.
(c)            Executive will not, directly or indirectly during the 18 month period following the Date of Termination (i) solicit or accept business from, or become associated or affiliated with, or be employed by or act as a consultant to, (y) any client or customer of the Company or any prospective client or customer of the Company or any hospital, nursing home, skilled nursing facility, nursing facility, mental health and other group home, assisted living facility, rehabilitation facility, or other long-term care facility or (z) person  providing or requiring infused, injected or inhaled healthcare products; or (ii) cause a client or customer, or any prospective client or customer of the Company, to terminate or diminish or otherwise modify adversely its business relationship with the Company.
 (d)            Executive will not, directly or indirectly, during the 18  month period following the Date of Termination, induce any person who is an employee, officer, director, or agent of the Company to terminate such relationship or employ, assist in employing or otherwise be associated in business with any present or former employee of the Company, including without limitation those who commence employment with the Company after the Date of Termination.
(e)            Executive agrees that the duration of the non-competition and non-solicitation obligations set forth in this Agreement shall be extended by the period of time in which Executive is in breach of those obligations. Executive further agrees that the duration of the non-competition and non-solicitation obligations in this Agreement shall be extended and their expirations tolled upon the filing of any lawsuit challenging the validity or enforceability of those obligations until the lawsuit is finally resolved and all rights of appeal have expired.
(f)            Executive acknowledges that Company conducts its business throughout the United States. Executive also acknowledges and agrees that the restrictions contained in the Agreement are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company and that the Company would not have entered into this Agreement in the absence of such restrictions.
(g)            In the event that the provisions of this Agreement should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provisions shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law.  The Company expressly reserves the right to limit the scope of these covenants unilaterally to ensure enforcement. Asserting any claims against the Company will not relieve Executive of obligations under this Agreement or constitute a defense to its enforcement.
3.            Executive agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ Executive in the future.  Executive acknowledges that his forbearance from seeking re-employment at the Company is contractual and is in no way discriminatory/retaliatory or involuntary.
4.            Executive further agrees that Executive will not disparage or in any manner attempt to harm or injure the reputation the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive's employment and the termination of Executive's employment, irrespective of the truthfulness or falsity of such statement.

5.            In consideration for Executive's agreement as set forth herein, the Company agrees that the Company shall provide the following:

(a)            The severance benefits described in section 5(a) of the Employment Agreement; and
(b)            The Company will maintain, for no less than 6 years following the Date of Resignation, directors' and officers' liability insurance covering the Executive's potential liability in connection with his employment by the Company in amounts and on terms that are commensurate with the coverage provided to its active officers and directors of the Company.

6.            Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive's acceptance and execution of, and in reliance upon Executive's representations in, this Agreement.  Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against the Company, Executive would only have been entitled to the payments provided in the Company's standard severance pay plan for employees.

7.            Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with the Company and, further, that this Agreement supersedes any employment agreement or offer letter Executive has with the Company, and any and all prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive's employment agreement or offer letter with the Company, or the terms of this Agreement.

8.            Executive agrees not to disclose the terms of this Agreement to anyone, except Executive's spouse, attorney and, as necessary, tax/financial advisor. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

9.            Executive represents that Executive does not presently have in Executive's possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the "Corporate Records") provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive's prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates.  Executive acknowledges that all such Corporate Records are the property of the Company.  In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers.  As of the Date of Resignation, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

10. (a)            The Executive agrees to cooperate reasonably with the Company in connection with the contemplation, prosecution, and defense of all phases of existing, past, and future litigation about which the Company believes the Executive may have knowledge or information.  Such cooperation includes, but is not limited to, the following:
(i)            The Executive agrees to make himself available at mutual convenient times during and outside of regular business hours as reasonably deemed necessary by the Company's counsel.
(ii)            The Executive agrees that, prior to the Effective Date, Executive will interviewed by Company counsel regarding pending legal matters with which Executive has been or may have been involved or that relate to matters about which Executive has or may have obtained knowledge during the course of his employment with the Company. Executive agrees to answer all questions fully, truthfully and to the best of his ability.
(iii)            The Executive shall remain subject to all document preservation and/or litigation hold notices currently in place and applicable to Executive and Executive shall be obligated to preserve all Company documents until such notices are rescinded by the Company.
(b)            The Company shall not utilize this Section 10 to require the Executive to make himself available to an extent that would unreasonably interfere with full time employment responsibilities that the Executive may have.  The Executive agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls the Executive as a witness.  The Company shall also reimburse the Executive for any pre-approved reasonable business travel expenses that the Executive incurs on the Company's behalf as a result of the Executive's litigation cooperation services, after receipt of the appropriate documentation consistent with the Company's business expense reimbursement policy.
(c)            The Executive further agrees that he shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against the Company or against any of the Releasees or that is undertaking any investigation or review of any of the Company's or of any Releasees's activities or practices; provided, however, that the Executive may participate in or otherwise assist in any investigation or inquiry conducted by the Equal Employment Opportunity Commission, by the Kentucky Commission on Human Rights or by any state or federal law enforcement agency; provided further that the Company, on behalf of itself and the Releasees, requests that Executive choose to notify Company of any notice, inquiry or other contact Executive receives from any such state or federal law enforcement agency.
(d)            For the avoidance of any confusion, nothing in this Agreement is intended, and nothing shall be construed, to limit, to influence or to interfere with Executive's decision whether to communicate with state or federal law enforcement authorities.  Executive has the right to decide whether to communicate with law enforcement authorities.  Executive also has the right to consult with an attorney before deciding whether to be interviewed by law enforcement authorities.  If Executive chooses to communicate with law enforcement authorities, he always must tell the truth. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive. In the event that Executive dies prior to the receipt of any monies owing hereunder, the monies not paid shall be paid to the spouse of Executive at the time they would have become due to Executive had he remained alive and the spouse of Executive shall be entitled to exercise any unexercised stock options to the extent that Executive could have exercised such options had he remained alive.
11.            Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach.  Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney's fees and costs.
12.            Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  If Executive is found to have breached this Agreement or the Company is successful in obtaining a court order prohibiting Executive from violating this Agreement, the Company will be entitled to collect from Executive damages, including reasonable attorneys' fees incurred by the Company in seeking to enforce this Agreement.  If Company is found to have breached this Agreement or Executive is successful in obtaining a court order prohibiting Company from violating this Agreement, Executive will be entitled to collect from the Company damages, including reasonable attorneys' fees incurred by the Executive in seeking to enforce this Agreement.  Except in the case where injunctive relief is sought, each party prior to instituting litigation, shall provide the other party with written notice of breach, specifying the breach with particularity, and a five (5) day period to completely cure the breach prior to the institution of legal proceedings hereunder.
13.            This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Kentucky, without reference to principles of conflicts of laws.  To the extent that any court action is permitted consistent with or to enforce this Agreement, Executive (i) agrees that suit may be brought, and that the Executive consents to personal jurisdiction, in the federal or state courts located in Jefferson  County, Kentucky; (ii) consents to the exclusive jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.  Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers.
14.            The Company may assign this Agreement to any successor (whether direct or indirect, by purchase merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.  The Executive understands and agrees that the Company may assign this Agreement to any of its subsidiaries, affiliates, or successors at any time and without the Executive's further approval or consent.
15.            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
16.            No waiver of any rights under this Agreement shall be effective unless expressed in writing by the party to be charged.  The waiver by the Company on a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
17.            This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.
18.            This Agreement sets forth the entire agreement and understanding between the Executive and the Company concerning the subject matter of this Agreement.  This Agreement supersedes all prior agreements, promises, and representations, whether oral or written, express or implied, to the extent they contradict or conflict with the provisions hereof.
19.            Compliance with Section 409A of the Code:
(a)            The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code ("Section 409A") or are exempt therefrom and, accordingly, to the maximum extent permitted; this Agreement shall be interpreted to be in compliance therewith.
(b)            The taxable payments provided under Section 5 of this Agreement are intended to be separate payments that qualify for the "short-term deferral" exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for one or more of the separation pay exceptions to Section 409A, to the maximum extent possible.
(c)            Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed.  Neither the Company, its affiliates, nor their respective directors, officers, employees and advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive or other taxpayer as a result of the Agreement
20.            Executive certifies and acknowledges as follows:
(a)            That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and everyone of its affiliated entities from any legal action arising out of Executive's employment relationship with the Company and the termination of that employment relationship;
(b)            That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;
(c)            That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement,
(d)            That Executive does not waive rights or claims that may arise after the date this Agreement is executed;
(e)            That the Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to Executive; and
(f)            Executive acknowledges that this Agreement may be revoked by Executive within seven (7) days after execution, and it shall not become effective until the first business day following the expiration of such seven day revocation period (the "Effective Date of this Agreement").  In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.
REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

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Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment and General Release this _____ day of _______________, 2012.

Witness:

Printed Name

PharMerica Corporation

By:                                                                                                Witness:
Name: _____________
Title: ______________

WAIVER OF 21-DAY REVIEW PERIOD

I acknowledge that I was provided with a copy of the Separation of Employment and General Release ("Release") on ________________, 2012, and understand I have until twenty-one (21) days after ______________________, 2012, to consider and sign the Release. I have had an opportunity to review the Release, have been afforded the opportunity to have it reviewed by an attorney of my choosing, and have made the decision to execute the Release prior to the expiration of the twenty-one (21) day review period. Therefore, I have executed the Release today, and I understand that I have seven (7) days from today to revoke the Release. Terms of the Release will begin no earlier than the eighth (8th) day after execution of this Release.

Date of Execution:
(Executive signature)

(Printed name)

RECEIPT OF SEPARATION OF EMPLOYMENT AND GENERAL RELEASE

I acknowledge that I received today a copy of the Separation of Employment and General Release. I have been advised of the following:
1.	That I have twenty-one (21) days from ______________, 2012, to consider the Release.
2.	I have the opportunity to discuss with a representative of PharMerica any questions or concerns I may have over the terms or language of the Release.
3.	I have been advised to see an attorney of my choosing to review the Release.
4.	I should not sign the Release unless I fully understand its terms and enter into the Release of my own free will.
5.	I have seven (7) days after signing the Release to revoke the Release.
6.	No other promises have been made to me beyond the terms of the Release.

Date of Execution:
(Executive signature)

(Printed name)

(Executive signature only acknowledges receipt of this entire agreement.)